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November ___, 1998




TeraGlobal Communications Corp.
225 Broadway, Ste. 1600
San Diego, CA  92101

     Re:  TeraGlobal Communications Corp. (the "Company")

Gentlemen:

We have reviewed all pertinent corporate documents and materials required to be reviewed in connection with the status of the shares of common stock ("Shares") of the Company being registered with the U.S. Securities and Exchange Commission on November ___, 1998 pursuant to Section 12(g) of the Securities Exchange Act of 1934 on Form 10-SB (the "Registration Statement') and in connection therewith render the following opinion:

     1. All the Shares being registered pursuant to the Registration Statement have been validly issued, are outstanding and are non-assessable.

     2. All corporate action required to be taken by the Company in connection with the registration of the shares has been taken.

Sincerely,




LUCE, FORWARD, HAMILTON & SCRIPPS LLP